Exhibit 99.1

Identiv Reports Fourth Quarter and Fiscal Year 2020 Results

Fourth Quarter Revenue Increases 31% and RFID Revenue Increases over 100% Year-over-Year, Positioning the Company for a Strong 2021

FREMONT, Calif. — March 4, 2021 — Identiv, Inc. (NASDAQ: INVE), a global leader in digital security and identification, reported financial results for the fourth quarter and fiscal year ended December 31, 2020, demonstrating the increasingly broad adoption of RFID and expansion within the federal government.

Fourth Quarter and Subsequent Financial and Operational Highlights

•	Total revenue grew 31% year-over-year to $24.8 million

•	RFID grew over 100% year-over-year for the second consecutive quarter

•	Revenue in Identity grew 53% year-over-year to $15.8 million; revenue in Premises grew 5% year-over-year

•	Exited the fourth quarter of 2020 with backlog for Q1 2021 of $10.5 million, up 121% compared to the same time last year

•	Improved profitability over prior year comparable period in both GAAP net loss at $0.7 million and non-GAAP adjusted EBITDA at $1.4 million

•	Generated positive GAAP net cash flows from operations of $3.6 million

•	Strengthened balance sheet after repaying term debt with East West Bank (EWB) and the first of two promissory notes to 21 April Funds ahead of schedule

•	In fiscal year 2020, shipped more than 130 million RFID units while increasing average unit prices (AUP) by 20%, and grew federal sales approximately 30% over comparable prior year period

Fourth Quarter 2020 Financial Results

Revenue for the fourth quarter of 2020 was $24.8 million, an increase of 31% from $19.0 million in the fourth quarter of 2019.

Revenues in the Identity segment grew 53% year-over-year to $15.8 million from $10.3 million, primarily due to higher sales of RFID products and higher sales of smart card readers. Revenues in the Premises segment grew 5% year-over-year to $9.0 million from $8.6 million.

GAAP gross margin was 35% in the fourth quarter of 2020, compared to 40% in the prior quarter and 40% in the fourth quarter of 2019, temporarily compressed due to investments in technology and manufacturing processes and systems to meet the short- and long-term growth profiles of customers, as well as by the mix of products as high growth RFID customers ramped in the second half of 2020.

GAAP operating expenses, including research and development, sales and marketing, and general and administrative were $8.9 million in the fourth quarter of 2020, compared to $9.3 million in the fourth quarter of 2019 reflecting leverage in the business model as expenses were reduced by 4% while revenues increased 31%.

GAAP net loss in the fourth quarter of 2020 was $0.7 million, or $(0.05) per basic and diluted share, compared to GAAP net income of $0.4 million, or $0.01 per basic and diluted share, in the prior quarter and GAAP net loss of $1.8 million, or $(0.12) per basic and diluted share, in the fourth quarter of 2019.

Non-GAAP adjusted EBITDA in the fourth quarter of 2020 was $1.4 million, compared to $0.2 million in the fourth quarter of 2019.

Fiscal Year 2020 Financial Results

Revenue for the fiscal year 2020 was $86.9 million, an increase of 4% from $83.8 million in the fiscal year 2019.

Revenues in the Identity segment increased 25% to $52.7 million from $42.2 million in the fiscal year 2019 primarily due to higher sales of RFID products and smart card readers. Revenues in the Premises segment decreased to $34.2 million from $41.6 million in the fiscal year 2019 primarily due to lower sales of video technology and analytics into retail and other markets impacted by COVID-19. Federal sales within the Premises segment grew 30% year-over-year reflecting continued strength in the federal market.

GAAP gross margin was 39% in the fiscal year 2020 compared to 44% in the fiscal year 2019. The change in gross margin was primarily due to investments in quality and technology to support high-end RFID customers along with a change in product mix driven by rapid RFID growth.

GAAP operating expenses, including research and development, sales and marketing, and general and administrative were $37.1 million in the fiscal year 2020, compared to $36.8 million in the fiscal year 2019.

GAAP net loss in the fiscal year 2020 was $5.1 million, or $(0.34) per basic and diluted share compared to a GAAP net loss of $1.2 million, or $(0.13) per basic and diluted share in the fiscal year 2019. The change for the full year was primarily due to impacts from COVID-19 in the first half of 2020, which has shown improvement as reflected in the fourth quarter results.

Non-GAAP adjusted EBITDA in the fiscal year 2020 was $4.4 million, compared to $6.8 million in the fiscal year 2019.

Cash was $11.4 million at December 31, 2020, which compares to $9.4 million at December 31, 2019.

Management Commentary

“As our fourth quarter and fiscal year results confirm, we’ve exceeded our growth metrics and believe we‘re well positioned to capitalize on the secular growth trends driving our business in 2021 and beyond,” said Identiv’s CEO, Steven Humphreys. “For the second consecutive quarter, our RFID business grew over 100% year-over-year. For the full year, we shipped more than 130 million RFID units while increasing average unit prices by 20%, and we grew federal sales approximately 30%.

“We entered 2021 with a backlog for the first quarter 121% greater than at the same time last year, and with total orders booked in the first month and a half of 2021 up 60% year-over-year. Given the strength of the business and our markets, we’re confident in our ability to execute against our growth strategy by leveraging our industry-leading reputation as a premier provider of sophisticated NFC-enabled RFID products, by expanding our presence with our federal government clients, and by improving our business’s predictability by driving recurring revenues while maintaining high customer retention rates.”

Sandra Wallach, Identiv’s CFO, added, “2020 was a challenging year for many, but due to our flexibility and the enduring momentum that we generated in the second half of the year, our revenues were above our initial expectations. Revenue, non-GAAP adjusted EBITDA, and GAAP cash flows from operations were all at the high end of the ranges published in our preliminary results, and GAAP net loss was within $0.1 million of the range provided. We exited 2020 with a strengthened balance sheet that includes $11.4 million in cash and reduced debt. As a result, we believe the business is on track for a solid 2021 that may exceed our revenue projections from last November and as such are providing updated guidance today.

Financial Outlook

Identiv provides guidance based on current market conditions and expectations. Total orders booked in 2021 through mid-February were 60% higher than the same period in 2020. This momentum combined with the strong backlog growth entering 2021 provides management with confidence that the Company’s growth expectations are on track. Management is therefore raising the low end of expected revenues from prior guidance of $96 million to a new low end of $100 million. Normal seasonality is expected to continue with momentum building quarter over quarter from the first quarter of 2021 through the end of the year. As a result, management anticipates growth of 20-25 % in the first half of 2021.

Given current business momentum, management believes full-year guidance ranges may still be somewhat conservative. Identiv expects to update its full year guidance ranges as it develops further visibility.

Conference Call

Identiv management will hold a conference call on Thursday, March 4, 2021 at 5 PM ET (2 PM PT) to discuss fourth quarter and fiscal year 2020 financial results. A question and answer session will follow management’s presentation.

Toll-Free Number: +1 888.506.0062

International Number: +1 973.528.0011

Call ID: 652950

Webcast link: Register and Join

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at +1.949.574.3860.

The conference call will be broadcast simultaneously and available for replay here.

The replay of the call will be available after 8 PM ET on the same day through March 18, 2021 under +1 877.481.4010 (Toll-Free Replay Number) and +1 919.882.2331 (International Replay Number) with Replay ID: 40070.

About Identiv

Identiv, Inc. is a global leader in digitally securing the physical world. Identiv’s platform encompasses RFID and NFC, cybersecurity, and the full spectrum of physical access, video, and audio security. Identiv is a publicly traded company, and its common stock is listed on the NASDAQ Stock Market LLC in the U.S. under the symbol “INVE.” For more information, visit identiv.com.

Non-GAAP Financial Measures

This press release includes financial information that has not been prepared in accordance with GAAP, including non-GAAP adjusted EBITDA and non-GAAP operating expenses. Identiv uses non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating our ongoing operational performance. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends. The non-GAAP adjusted EBITDA discussed above excludes items that are included in GAAP net income (loss), GAAP operating expenses, and GAAP gross margin, and excludes provision for income taxes, interest expense, foreign currency (gains) losses, stock-based compensation, amortization and depreciation, change in fair value of earnout liability, acquisition related transaction costs, and restructuring and severance. Non-GAAP operating expenses exclude stock-based compensation, amortization and depreciation, change in fair value of earnout liability, acquisition related transaction costs and restructuring and severance. For historical periods, the exclusions are detailed in the reconciliation table included in this press release. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures as detailed in this press release.

Note Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those involving future events and future results that are based on current expectations as well as the current beliefs and assumptions of the Company’s management and can be identified by words such as “anticipates”, “believes”, “plans”, “will”, “intends”, “expects”, and similar references to the future. Any statement that is not a historical fact, including statements regarding the Company’s expectations regarding future operating and financial outlook and performance, including statements regarding 2021 expectations and 2021 guidance and its ability to meet such guidance, the Company’s beliefs regarding its ability to achieve its business and strategic objectives and expected benefits thereof, the drivers of momentum in its business, the Company’s beliefs regarding its ability to execute on its key initiatives and the potential benefits thereof, the Company’s beliefs regarding its ability to respond to market conditions, the Company’s beliefs regarding the benefits and attributes of its platform and products, and beliefs regarding future orders is a forward-looking statement. Forward-looking statements are only predictions and are subject to a number of risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially and adversely from those expressed in any forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to the Company’s ability to continue the momentum in its business, its ability to successfully execute its business strategy, its ability to capitalize on trends in its business, the level and timing of customer orders, the success of its products and partnerships, industry trends and seasonality, the impact of COVID-19, and factors discussed in its periodic reports, including its Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent reports filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update such statements.

Investor Relations Contact:

Matt Glover and Charlie Schumacher

Gateway Investor Relations

+1 949.574.3860

IR@identiv.com

Media Contact:

press@identiv.com

Identiv, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
Net revenue	$24,836	$24,859	$18,970	$86,920	$83,755
Cost of revenue	16,252	14,974	11,429	53,239	47,101

Gross profit	8,584	9,885	7,541	33,681	36,654

Operating expenses:
Research and development	2,383	2,380	2,387	9,781	8,616
Selling and marketing	4,292	4,245	4,449	17,270	18,138
General and administrative	2,163	2,118	1,953	8,623	9,445
Increase (decrease) in fair value of earnout liability	—	—	375	(261)	550
Restructuring and severance	71	163	115	1,716	14

Total operating expenses	8,909	8,906	9,279	37,129	36,763

(Loss) income from operations	(325)	979	(1,738)	(3,448)	(109)
Non-operating income (expense):
Interest expense, net	(396)	(407)	(151)	(1,462)	(917)
Gain on sale of investment	—	—	142	—	142
Foreign currency (losses) gains, net	(3)	(175)	(37)	(122)	59

(Loss) income before income tax provision	(724)	397	(1,784)	(5,032)	(825)
Income tax benefit (provision)	26	(8)	(37)	(73)	(326)

Net (loss) income	(698)	389	(1,821)	(5,105)	(1,151)
Cumulative dividends on Series B preferred stock	(276)	(275)	(263)	(1,094)	(1,042)

Net (loss) income attributable to common stockholders	$(974)	$114	$(2,084)	$(6,199)	$(2,193)

Net (loss) income per share:
Basic	$(0.05)	$0.01	$(0.12)	$(0.34)	$(0.13)
Diluted	$(0.05)	$0.01	$(0.12)	$(0.34)	$(0.13)
Weighted average shares used in computing net (loss) income per common share:
Basic	18,302	18,144	17,136	17,978	16,984
Diluted	18,302	18,650	17,136	17,978	16,984

Identiv, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$11,409	$12,294	$13,115	$8,696	$9,383
Accounts receivable, net of allowances	18,927	20,389	17,976	20,040	18,363
Inventories	20,296	20,399	18,747	15,943	16,145
Prepaid expenses and other assets	2,813	3,236	2,957	2,533	2,292

Total current assets	53,445	56,318	52,795	47,212	46,183
Property and equipment, net	2,827	2,392	2,269	1,956	2,042
Operating lease right-of-use assets	3,405	3,463	3,492	4,102	4,629
Intangible assets, net	7,563	8,138	8,751	9,342	10,104
Goodwill	10,266	10,204	10,180	10,138	10,238
Other assets	1,171	1,053	1,011	1,051	1,122

Total assets	$78,677	$81,568	$78,498	$73,801	$74,318

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,964	$9,460	$9,216	$8,473	$8,799
Current portion - contractual payment obligation	1,040	950	862	664	1,311
Current portion - financial liabilities	20,084	23,758	22,983	17,758	14,189
Operating lease liabilities	1,279	1,957	1,832	1,662	1,814
Deferred revenue	1,981	2,180	2,280	1,736	2,193
Accrued compensation and related benefits	2,985	2,845	2,144	1,877	1,671
Other accrued expenses and liabilities	3,240	2,757	2,296	4,015	4,498

Total current liabilities	41,573	43,907	41,613	36,185	34,475
Long-term contractual payment obligation	—	246	486	720	360
Long-term operating lease liabilities	2,272	2,673	2,989	2,635	3,013
Long-term deferred revenue	385	495	512	550	640
Other long-term liabilities	258	381	385	357	364

Total liabilities	44,488	47,702	45,985	40,447	38,852

Total stockholders’ equity	34,189	33,866	32,513	33,354	35,466

Total liabilities and stockholders’ equity	$78,677	$81,568	$78,498	$73,801	$74,318

Identiv, Inc.

Reconciliation of GAAP and Non-GAAP Financial Information

(in thousands)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2019	2020	2019
Reconciliation of GAAP gross profit margin and non-GAAP gross profit margin
GAAP gross profit	$8,584	$9,885	$7,541	$33,681	$36,654
Reconciling items included in GAAP gross profit:
Stock-based compensation	33	45	32	160	130
Amortization and depreciation	329	318	318	1,235	1,298

Total reconciling items included in GAAP gross profit	362	363	350	1,395	1,428

Non-GAAP gross profit	$8,946	$10,248	$7,891	$35,076	$38,082

Non-GAAP gross profit margin	36%	41%	42%	40%	45%

Reconciliation of GAAP operating expenses to non-GAAP operating expenses
GAAP operating expenses	$8,909	$8,906	$9,279	$37,129	$36,763
Reconciling items included in GAAP operating expenses:
Stock-based compensation	(812)	(746)	(549)	(2,867)	(2,520)
Amortization and depreciation	(514)	(502)	(561)	(2,078)	(2,285)
(Increase) decrease in fair value of earnout liability	—	—	(375)	261	(550)
Acquisition related transaction costs	—	(31)	(9)	(35)	(102)
Restructuring and severance	(71)	(163)	(115)	(1,716)	(14)

Total reconciling items included in GAAP operating expenses	(1,397)	(1,442)	(1,609)	(6,435)	(5,471)

Non-GAAP operating expenses	$7,512	$7,464	$7,670	$30,694	$31,292

Reconciliation of GAAP net (loss) income to non-GAAP adjusted EBITDA
GAAP net (loss) income	$(698)	$389	$(1,821)	$(5,105)	$(1,151)
Reconciling items included in GAAP net (loss) income:
Income tax (benefit) provision	(26)	8	37	73	326
Interest expense, net	396	407	151	1,462	917
Foreign currency losses (gains), net	3	175	37	122	(59)
Stock-based compensation	845	791	581	3,027	2,650
Amortization and depreciation	843	820	879	3,313	3,583
Increase (decrease) in fair value of earnout liability	—	—	375	(261)	550
Acquisition related transaction costs	—	31	9	35	102
Gain on sale of investment	—	—	(142)	—	(142)
Restructuring and severance	71	163	115	1,716	14

Total reconciling items included in GAAP net (loss) income	2,132	2,395	2,042	9,487	7,941

Non-GAAP adjusted EBITDA	$1,434	$2,784	$221	$4,382	$6,790

Reconciliation of GAAP net cash provided by (used in) operating activities to non-GAAP free cash flow
GAAP net cash provided by (used in) operating activities	$3,559	$(1,055)	$(943)	$(1,766)	$427
Capital expenditures	(636)	(314)	(87)	(1,564)	(289)

Non-GAAP free cash flow	$2,923	$(1,369)	$(1,030)	$(3,330)	$138